Exhibit No. 11

                                  IMATRON INC.
                       Computation of Per Share Earnings
                 (Amounts in thousands, except per share data)
                                  (Unaudited)


                                       Three Months Ended     Six Months Ended
                                             June 30,              June 30,
                                       -------------------   -------------------
                                         1995       1994       1995       1994
                                       --------   --------   --------   --------

PRIMARY:

Average shares outstanding              54,402     49,520     54,091     49,142
Conversion of preferred stock            6,039     10,039      6,289     10,039
Net effect of dilutive stock options
   based on the treasury stock method
   using the average market price        1,302      1,955      1,379      1,849
Net effect of dilutive stock warrants
   based on the treasury stock method
   using the average market price          747        695        760        634
                                       --------   --------   --------   --------

         TOTAL                          62,490     62,209     62,519     61,664
                                       ========   ========   ========   ========

Net income                              $  519     $  477     $2,835     $1,042
                                       ========   ========   ========   ========

Net income per share                    $ 0.01     $ 0.01     $ 0.05     $ 0.02
                                       ========   ========   ========   ========

FULLY DILUTED:

Average shares outstanding              54,402     49,520     54,091     49,142
Conversion of preferred stock            6,039     10,039      6,289     10,039
Net effect of dilutive stock options
   based on the treasury stock method
   using the year end market price         440      1,955      1,000      2,037
Net effect of dilutive stock warrants
   based on the treasury stock method
   using the year end market price         570        695        682        665
                                       --------   --------   --------   --------

TOTAL                                   61,451     62,209     62,062     61,883
                                       ========   ========   ========   ========

Net income                              $  519     $  447     $2,835     $1,042
                                       ========   ========   ========   ========

Net income per share                    $ 0.01     $ 0.01     $ 0.05     $ 0.02
                                       ========   ========   ========   ========